EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in previously filed Registration Statements on Form S-8, File No. 333-158483, which was effective on April 8, 2009 of our report dated March 31, 2010 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Vicor Technologies, Inc. (the “Company”) for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2010 as amended by Amendment No. 1 to the Annual Report on Form 10-K/A filed with the SEC on September 17, 2010.
/s/ Daszkal Bolton
Boca Raton, Florida
September 17, 2010

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